UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 27, 2008

EDCI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-34015	26-2694280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 8th Avenue, 23rd Floor
New York, New York 10019
(Address of Principal
Executive Offices)

(212) 333-8400
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2008, EDCI Holdings, Inc. (the “Company”) and Clarke H. Bailey entered into a letter agreement (the “Bailey Employment Agreement”) to confirm certain terms of Mr. Bailey’s continued employment with the Company and to reflect Mr. Bailey’s new title and duties in the position of Chairman and Interim Chief Executive Officer, to which he was appointed September 19, 2008.  Pursuant to the Bailey Employment Agreement, Mr. Bailey will receive a base salary of $37,500 per month and a car allowance of $700 per month.  The Bailey Employment Agreement also provides that Mr. Bailey will be eligible to participate in the Company’s annual bonus plan and receive discretionary bonus awards, as determined by the Board of Directors of the Company.  Mr. Bailey may participate in all retirement plans, life, medical/dental insurance plans and disability insurance plans of the Company, to the extent eligible.  The Bailey Employment Agreement also contains provisions that comply with Section 409A of the Internal Revenue Code, including a delay in payment in situations where payments would otherwise not be compliant with Section 409A.  Mr. Bailey is an at-will employee, and the Bailey Employment Agreement may be terminated by the Company or Mr. Bailey at any time upon two weeks notice.

A copy of the Bailey Employment Agreement is filed with this report as Exhibit 10.1 and is hereby incorporated by reference.  The foregoing description of the Bailey Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Bailey Employment Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Letter Agreement between Clarke H. Bailey and EDCI Holdings, Inc. dated October 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDCI HOLDINGS, INC.

Date: October 27, 2008	By:	/s/ Michael Klinger
Michael Klinger
Chief Financial Officer